Exhibit 99.1
PFSweb Reports First Quarter 2020 Results

-Record Bookings in LiveArea and Heightened Fulfillment Volumes in PFS Drive Strong Results in Q1-

-Favorable Year-over-Year Trends Continuing into Q2; Reiterates 2020 Guidance Amid COVID-19-

Allen, TX - May 7, 2020 - PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, is reporting results for the first quarter ended March 31, 2020.

Q1 2020 Highlights vs. Q1 2019

•	Total revenues increased 6% to $76.7 million.

•	Service fee equivalent (SFE) revenue (a non-GAAP measure defined and reconciled below) increased 5% to $54.7 million.

•	Service fee gross margin increased 210 bps to 36.1%.

•	Net loss improved to $0.2 million or $(0.01) per share, compared to a net loss of $1.2 million or $(0.06) per share.

•	Adjusted EBITDA (a non-GAAP measure defined and reconciled below) increased 19% to $4.0 million compared to $3.3 million.

Management Commentary
“Our Q1 results were highlighted by another quarter of record bookings in LiveArea and strong fulfillment volumes in PFS,” said Mike Willoughby, CEO of PFSweb. “The momentum we established in both business units late last year has carried into 2020, and we believe we are well-positioned to return to sustainable growth. This confirms that the investments we made last year to restructure our sales and marketing efforts and strengthen our LiveArea executive leadership are working, even amid the current COVID-19 environment.

“Across our business, we have implemented several key measures to prioritize our employees’ health and safety in response to the pandemic, while enabling us to continue to provide high quality service capabilities to our clients. We transitioned the majority of our global team to a work-from-home model, including our entire global contact center staff. In our distribution centers-which are considered an essential service and have remained fully functional-we have provided personal protective equipment and instituted strict cleaning regimens and social distancing practices. Despite the pandemic, our global workforce continues to operate at full strength. We believe we have achieved a sustainable operating model and we are prepared to operate in this mode for the foreseeable future as necessary.

“Since the end of Q1, we have experienced continued strong growth trends in this new environment. In LiveArea, while certain projects have been delayed, we continued to see new opportunities arise from new and existing clients throughout April, as companies look to enhance their eCommerce capabilities in the wake of nationwide stay-at-home mandates. In PFS, our fulfillment services are currently operating at heightened volumes as a result of increased online orders, COVID-19-related disruptions to our clients’ operations, as well as non-traditional promotions from clients looking to replace lost revenue at brick-and-mortar retail. In fact, we have increased personnel for our distribution and contact centers in response to this growing demand and for seasonal peak volumes related to Mother’s Day this weekend.

“Looking to the remainder of 2020, we are reiterating our prior expectations for consolidated 2020 SFE revenue growth in the mid-to-high single digits compared to 2019, as well as adjusted EBITDA margin expansion for the year. While our business is benefitting in certain areas from the current environment and we are comfortable with our cash and balance sheet position, we will remain prudent with our cost controls and liquidity as a precautionary measure. We will also continue to closely monitor the impact of COVID-19 on our clients’ activity and financial position, in addition to our own business as we cannot predict the full effects of this pandemic or its duration.

“On a long-term basis, we believe the pandemic will drive further growth opportunities and investments into eCommerce channels, and our end-to-end service offering is well positioned to address the opportunities and challenges that this growth will create.

“Above all, we are grateful to have had only a small number of confirmed or presumed cases of COVID-19 within our entire global workforce, all with relatively mild symptoms and none requiring hospitalization up to this point. We will continue to ensure a safe work environment for our teams and serve as a key partner to our clients during these unprecedented times.”

First Quarter 2020 Financial Results
Total revenues in the first quarter of 2020 increased 6% to $76.7 million compared to $72.1 million in the same period of 2019. Service fee revenue in the first quarter increased 6% to $54.3 million compared to $51.4 million in the first quarter last year. Product revenue from the company’s last remaining client under this legacy business model remained flat at $7.5 million compared to the same period of 2019.

SFE revenue in the first quarter increased 5% to $54.7 million compared to $51.9 million in the year-ago quarter. The increase was primarily driven by the benefit of new client wins and higher fulfillment activity in PFS, partially offset by the loss of SFE revenue from two client bankruptcies in 2019.

Service fee gross margin in the first quarter of 2020 increased 210 basis points to 36.1% compared to 34.0% in the same period of 2019. The increase was primarily due to higher margins in PFS as a result of more favorable revenue mix. Gross margins for both segments continued to be within the guidance range of 25% to 30% for the PFS segment and 40% to 50% for the LiveArea segment.

Net loss in the first quarter of 2020 improved to $0.2 million or $(0.01) per share, compared to a net loss of $1.2 million or $(0.06) per share in the same period of 2019.

Adjusted EBITDA in the first quarter increased to $4.0 million compared to $3.3 million in the year-ago quarter. As a percentage of SFE revenue, adjusted EBITDA margin increased 80 basis points to 7.2% compared to 6.4%.

Non-GAAP net income (a non-GAAP measure defined and reconciled below) increased to $1.1 million in the first quarter of 2020 compared to $0.2 million in the first quarter of 2019.

At March 31, 2020, net debt (a non-GAAP measure defined as total debt, excluding operating lease liabilities, less cash and cash equivalents) was $25.9 million compared to $25.4 million at December 31, 2019. Cash and cash equivalents totaled $14.5 million compared to $12.4 million at December 31, 2019. Total debt at March 31, 2020 was $40.4 million compared to $37.8 million at the end of last year.

2020 Outlook
Subject to the unknown effects of this pandemic, PFSweb continues to expect growth for each of its business units in 2020, with consolidated SFE revenue growing mid-to-high single digits compared to

2019. Coupled with an ongoing focus on costs, PFSweb also continues to expect to improve adjusted EBITDA margin in 2020.

COVID-19 Response
PFSweb maintains information related to its ongoing response to the COVID-19 crisis on its corporate websites at www.pfsweb.com/covid-19-response/.

Conference Call
PFSweb will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2020.

PFSweb management will host the conference call, followed by a question and answer period.

Date: Thursday, May 7, 2020
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: (866) 220-4153
International dial-in number: (864) 663-5228
Conference ID: 8655973

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.pfsweb.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through May 21, 2020.

Toll-free replay number: (855) 859-2056
International replay number: (404) 537-3406
Replay ID: 8655973

About PFSweb, Inc.
PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units - LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services - they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, ASICS, PANDORA, Ralph Lauren, Shiseido Americas, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Non-GAAP Financial Measures
This news release contains certain non-GAAP measures, including non-GAAP net income (loss), net debt, earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and service fee equivalent revenue.

Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets and deferred tax expense for goodwill amortization.

EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, as well as acquisition-related, restructuring, and other costs (including certain client related bankruptcy costs).

Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue and does not alter existing revenue recognition.

Non-GAAP net income (loss), EBITDA, adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets, and deferred tax expense for goodwill amortization, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

Net debt represents total debt, excluding operating lease liabilities, less cash and cash equivalents.

PFS believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements
The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “potential,” “project,” “seek,” “strive,” “predict,” “continue,” “target,” and “estimate” and other similar expressions. These forward-looking statements involve risks and uncertainties and may include assumptions as to how we may perform in the future, including the impact of the COVID-19 pandemic on our business, results of operations and global economic conditions. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee these expectations will actually be achieved. PFS' Annual Report on Form 10-K, as amended, for the year ended December 31, 2019 and any subsequent amendments or quarterly reports on Form 10-Q identify certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the periodic reports of the company and the Risk Factors described therein. PFS undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Company Contact:
Michael C. Willoughby
Chief Executive Officer
Or
Thomas J. Madden
Chief Financial Officer
1-972-881-2900

Investor Relations:
Sean Mansouri, CFA or Scott Liolios
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com